Exhibit 99.1

MIC Announces Closing of Sale of IMTT, Record Date for Special Dividend of $11.00 Per Share

NEW YORK--(BUSINESS WIRE)--December 23, 2020--Macquarie Infrastructure Corporation (NYSE: MIC) today announced that it has successfully completed the sale of its International-Matex Tank Terminals (“IMTT”) business to an affiliate of Riverstone Holdings, Inc. for $2.67 billion, net of closing adjustments, and including assumed debt of approximately $1.11 billion. MIC announced that it had entered into the agreement to sell IMTT on November 9, 2020.

As previously indicated, the MIC board of directors has elected to return all the net proceeds from the sale, after payment of taxes and expenses and providing for the repayment of holding company level debt, to shareholders in a special dividend. The board has authorized the payment of a one-time dividend of $11.00 per share of MIC common stock. The special dividend will be payable January 8, 2021 to stockholders of record as of the close of trading January 5, 2021.

Christopher Frost, MIC’s chief executive officer, said, “With the successful completion of the sale of IMTT we will focus our resources on the operation of our remaining businesses, both of which are performing in line with our expectations, and on the sale of the Company or those businesses separately as a means of unlocking additional value for shareholders.”

For U.S. federal income tax purposes, MIC estimates that 47.5% ($5.225) of the one-time dividend will be treated as a taxable dividend based on the Company’s estimate of its earnings and profits in 2021 and the remaining 52.5% ($5.775) will be treated as a return of capital, to the extent of the stockholder’s basis in the shares, with any excess generally treated as a capital gain. These estimates are based on currently available information and are subject to change. Additional information about the tax treatment of the one-time cash dividend, including the actual amount treated as a taxable dividend, will be made available at the investor relations page of the MIC website, www.macquarie.com/mic. The actual amount treated as a taxable dividend to MIC stockholders may differ materially from these estimates due to finalization of MIC’s results and other developments that may arise between now and the time such information is required to be made available. The final determination of the actual amounts treated as a taxable dividend and return of capital will be based on MIC’s 2021 full year earnings and profits which are expected to be finalized in January 2022.

Because the payment of the dividend represents more than 25% of the stock price on the announcement date, the New York Stock Exchange (“NYSE”) determined that MIC’s shares will trade with “due-bills” representing an assignment of the right to receive the cash dividend from the day prior to the record date through the payment date. The shares will not trade ex-dividend until January 11, 2021, the first business day after the January 8, 2021 payment date. Shareholders who sell their shares on or before the payment date will not be entitled to receive the cash dividend. Due-bills obligate a seller of shares to deliver the dividend payable on such shares to the buyer. The due-bill obligations are settled customarily between the brokers representing the buyers and sellers of the shares. MIC has no obligation for either the amount of the due-bill or the processing of the due-bill. Buyers and sellers of MIC’s shares should consult their broker before trading to be sure they understand the effect of the NYSE’s due-bill procedures.

About MIC

MIC owns and operates a diversified group of businesses providing basic services to customers in the United States. Its businesses consist of an airport services business, Atlantic Aviation and entities comprising an energy services, production and distribution segment, MIC Hawaii. For additional information, please visit the MIC website at www.macquarie.com/mic.

Forward-Looking Statements

This press release contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, statements regarding potential transactions related to the pursuit of strategic alternatives and the anticipated uses of any proceeds therefrom, statements regarding the anticipated specific and overall impacts of the COVID-19 pandemic, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements in this release are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; the short and long term impact of the COVID-19 pandemic; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, complete growth projects, deploy growth capital and manage growth, make and finance future acquisitions, and implement its strategy; the regulatory environment; demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks; fuel and gas and other commodity costs; its ability to recover increases in costs from customers, cybersecurity risks, work interruptions or other labor stoppages; risks associated with acquisitions or dispositions, litigation risks; risks related to its shared services initiative and its ability to achieve cost savings; reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

Contacts

Investors
Jay A. Davis
Investor Relations
MIC
212-231-1825

Media
Lee Lubarsky
Corporate Communications
MIC
212-231-2638